Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made this     21st     day of February, 2007 (the “Effective Date”), by and between Mark G. Meikle, a resident of Lexington, Kentucky (the “Executive”), and Triple Crown Media, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, as Executive Vice President and Chief Financial Officer of the Company.

2. Term of Employment. The Company shall employ the Executive for a period of three (3) years commencing on January 1, 2007 (the “Commencement Date”), and on the first anniversary of the Commencement Date and on each subsequent anniversary of the Commencement Date, the Executive’s employment under this Agreement shall be extended automatically for an additional one (1)-year period, unless sooner terminated by either party in accordance with the provisions of this Agreement. The intent of the foregoing provision is that the Agreement “evergreens” on each anniversary of the Commencement Date, so that the Employment Term automatically extends to a full three (3)-year period. The period during which the Executive is employed with the Company under this Agreement, including any renewal periods, is referred to herein as the “Employment Term.”

3. Duties. During the Employment Term, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company. In such capacity, the Executive shall perform such duties and have the power, authority and functions commensurate with such position, and have and possess such other authority and functions consistent with such position as may be assigned by the President and Chief Executive Officer of the Company. The Executive shall devote substantially his full time (other than approved leaves of absence), attention, skill and efforts to the business of the Company and shall not engage, directly or indirectly, during the Employment Term, in any other business activities or pursuits whatsoever; provided, however, that the Executive may engage in other business activities so long as the Executive makes full disclosure of such proposed business activities or consulting engagements to the Board of Directors of the Company (the “Board”) and the Board (i) determines that such proposed activities do not present a conflict of interest with the business of the Company, (ii) will not unreasonably interfere with the Executive’s performance of his duties under this Agreement, and (iii) provides prior written consent for the Executive to engage in such other business activities.

4. Compensation. The Company shall pay the Executive, and the Executive hereby agrees to accept, as compensation for all services to be rendered to the Company and for the Executive’s agreement to the Restrictive Covenants, as provided in Section 6 hereof, the compensation set forth in this Section 4.

4.1. Salary. The Company shall pay the Executive an annual base salary of Two Hundred Thirty-Six Thousand Dollars ($236,000) (as the same may hereafter be adjusted, the “Salary”) during the Employment Term. The Salary shall be reviewed annually by the Nominating, Corporate Governance, Compensation and Stock Option Committee of the Company’s Board of Directors (the “Compensation Committee”) in consultation with the Company’s President and Chief Executive Officer. The Salary is inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company (collectively, “Taxes”) and shall be paid and withheld in accordance with the Company’s normal payroll practice for its executive employees from time to time in effect.

4.2. Bonus. During the Employment Term, the Executive shall be eligible to receive an annual bonus award for each fiscal year in such amount and based upon the achievement of certain performance objectives as established by the Compensation Committee in consultation with the Company’s President and Chief Executive Officer, from time to time (the “Bonus”). The Bonus shall be paid in cash, stock, or a combination of cash and stock, in the Compensation Committee’s sole discretion; provided, however, no more than fifty percent (50%) of the Bonus shall be paid in stock, without the consent of the Executive. For the Company’s fiscal year ending June 30, 2007, the Executive shall be eligible for a maximum Bonus of $50,000, provided the Executive satisfies each of the performance goals and objectives outlined to the Executive in a Memorandum from the Company’s President and Chief Executive Officer, dated February 14, 2007, which is incorporated herein by reference. The Executive’s Bonus, if any, shall be paid within 2-1/2 months after the end of the Company’s fiscal year.

4.3. Stock Awards. The Executive will be eligible to receive equity incentive awards under the Company’s 2005 Long Term Incentive Plan (“LTIP”), consistent with competitive pay practices generally and with awards made to other executive officers. Such awards, if any, shall be determined by the Compensation Committee in its sole discretion.

4.4. Benefits. The Executive shall be entitled to participate in the following programs and receive the following benefits (collectively, the “Benefits”) in accordance with the following provisions:

(a) The Executive shall be entitled to participate in any retirement, health or dental programs generally made available to other executive officers of the Company.

(b) The Executive shall be entitled to participate in all vacation, life, disability and other fringe benefit and perquisite programs of the Company to the extent and on the same terms and conditions as are accorded to other executive officers of the Company; provided, however, that the Executive shall be eligible for three (3) weeks of vacation per year.

4.5. Reimbursement of Expenses. During the Employment Term, the Executive shall be reimbursed for items of travel, food and lodging and miscellaneous expenses reasonably incurred by him on behalf of the Company, provided that such expenses are incurred, documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time.

5. Payments on Termination of Employment.

5.1. Termination of Employment for any Reason. The following payments shall be made upon the Executive’s termination of employment for any reason:

(a) any earned but unpaid Salary through the date of termination;

(b) any earned Bonus, for which the performance measurement period has ended, but which is unpaid as of the date of termination;

(c) any accrued but unpaid vacation; and

(d) any unreimbursed business expenses incurred and submitted by the Executive in accordance with the requirements set forth in Section 4.6.

5.2. Termination on account of Disability. The Company shall have the right to terminate the Executive’s employment during the Employment Term on account of the Executive’s Disability. If the Executive’s employment with the Company terminates on account of Disability, the Executive shall receive, in addition to the payments under Section 5.1, a pro rata bonus payment for the fiscal year in which the Executive’s Disability occurs equal to the amount of the Executive’s Bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is three hundred sixty-five (365). The payment of such pro-rata bonus shall be paid as of the first business day after the expiration of the Section 409A Restricted Period (as defined in Section 5.5). Except as specifically set forth in this Section 5.2, or as provided by applicable law, the Company shall have no liability or obligation to the Executive for compensation or benefits hereunder by reason of, or subsequent to, such termination of employment. For purposes of this Agreement, “Disability” means the Executive is eligible to receive benefits under the Company’s long-term disability plan.

5.3. Termination on Account of Death. The Executive’s employment with the Company shall terminate automatically upon the Executive’s death. If the Executive’s employment with the Company terminates on account of death, the Executive’s estate shall receive, in addition to the payments under Section 5.1, a pro rata bonus payment for the fiscal year in which the Executive’s death occurs equal to the amount of the Executive’s Bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of the Executive’s death and the denominator of which is three hundred sixty-five (365). The payment of such bonus shall be paid as soon as reasonably practicable after the Executive’s death. Except as specifically set forth in this Section 5.3 or as provided by applicable law, the Company shall have no liability or obligation hereunder to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of or subsequent to the Executive’s death.

5.4. Termination by the Company for Cause.

(a) The Company shall have the right to terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. For purposes of this Agreement, “Cause” means any of the following:

(i) The Executive’s failure, neglect, refusal, or nonperformance, at any time, of his duties or obligations under this Agreement or a breach by the Executive of this Agreement, as determined by the Board, in its sole discretion, which is not cured or corrected by the Executive within fifteen (15) days after the Board notifies the Executive of such failure, neglect, refusal, or nonperformance of his duties or obligations or a breach of this Agreement;

(ii) The Executive’s conviction or no contest plea to a felony or misdemeanor involving dishonesty, theft, fraud or moral turpitude (including, but not limited to, conduct that shocks the public conscience, or conduct that violates justice, honesty, or good morals);

(iii) Any willful act or omission by the Executive constituting dishonesty, fraud or other unlawful conduct, and any act or omission by the Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company;

(iv) The Executive’s illegal drug or substance use or abuse, or the Executive’s possession, sale, trade in or delivery of any illegal drug or controlled substance; or

(v) The Executive’s willful failure to abide by any directives or instructions from the Board, which is not cured or corrected by the Executive within fifteen (15) days after the Board notifies the Executive of such failure to abide by any directives or instructions; or

(vi) The Executive’s wrongful appropriation for personal use or benefit of Company property or money.

(b) In the event of a termination of the Executive’s employment by the Company for Cause, the Executive shall be entitled to receive only the payments set forth in Section 5.1. Except as specifically set forth in this Section 5.4, the Company shall have no liability or obligation hereunder by reason of or subsequent to such termination. Without limiting the generality of the foregoing sentence, Executive shall not be entitled to receive Salary Continuation Payments in the event of a termination under this Section 5.4 or any other compensation or benefits.

5.5. Termination by the Company without Cause. Notwithstanding anything to the contrary set forth herein, the Company shall have the right to terminate the Executive’s employment hereunder at any time, for any reason or no reason, with or without Cause, effective upon the date designated by the Company upon written notice to the Executive. If the Company terminates the Executive’s employment for any reason other than Cause, then, in addition to the payments under Section 5.1, the Company shall pay the following amounts:

(a) the Company shall continue the Executive’s Salary, in effect as of the date of termination, for the remaining period of the then current Employment Term (disregarding any renewal term that would commence following the date of termination) under Section 2 (the “Salary Continuation Payments”); provided, however, that no Salary Continuation Payments shall be paid to the Executive during the six (6)-month period immediately following the date of termination (the “Section 409A Restricted Period”). On the first business day after the expiration of the Section 409A Restricted Period, the Executive shall be entitled to a single lump sum payment equal to the aggregate Salary Continuation Payments that would have been otherwise paid to the Executive during the Section 409A Restricted Period, but for the restrictions imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on payments to “specified employees” (as defined in Code Section 409A) after separation from service. Thereafter, the Executive’s remaining Salary Continuation Payments shall be paid at the same time and in the same manner as Salary would have been paid to the Executive if the Executive had remained actively employed by the Company until the end of the then current Employment Term (disregarding any renewal term that would commence following the date of termination) under Section 2.

(b) A pro rata bonus payment for the fiscal year during which the termination of employment occurs equal to the amount of the Executive’s Bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is three hundred sixty-five (365). The payment of such pro-rata bonus shall be paid as of the first business day after the expiration of the Section 409A Restricted Period.

(c) The Company shall continue to provide coverage for the Executive and his eligible dependents under the Company’s medical and dental plans for the remaining period of the then current Employment Term (disregarding any renewal term that would commence following the date of termination) under Section 2, at the same cost to the Executive as in effect on the date of termination.

(d) Any outstanding equity incentive award made under the LTIP, or any other equity incentive plan maintained by the Company, shall become 100% vested as of the date of termination, and shall be exercisable following the Executive’s termination of employment for such period of time, as specified in the applicable award agreement.

(e) All payments under this Section 5.5 are conditioned upon the Executive honoring the restrictive covenants set forth in Section 6 and executing a general release of all claims arising from the Executive’s employment with the Company, in such form as may then be used by the Company respecting termination of employees.

5.6. Termination by the Executive.

(a) Termination by the Executive without Good Reason. The Executive shall have the right to terminate his employment hereunder, without Good Reason (as defined in Section 5.6(b)(iii)), at any time, upon sixty (60) days’ written notice to the Company. If the Executive voluntarily terminates his employment with the Company without Good Reason, the Executive shall be entitled to receive only those payments specified in Section 5.1. All Salary and Benefits shall cease at the time of such termination, subject to the requirements of applicable law. Except as specifically set forth in this Section 5.6, the Company shall have no liability or obligation hereunder by reason of or subsequent to such termination. Without limiting the generality of the foregoing sentence, the Executive shall not be entitled to receive Salary Continuation Payments or any other compensation or benefits in the event of a termination under this Section 5.6.

(b) Termination by the Executive with Good Reason.

(i) The Executive shall have the right to terminate his employment hereunder, with Good Reason, at any time, by giving the Company written notice of the termination (a “Notice of Termination for Good Reason”), setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective ten (10) business days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the event constituting Good Reason is remedied by the Company prior to that date.

(ii) If the Executive terminates his employment with the Company with Good Reason, then, in addition to the payments specified in Section 5.1, the Executive shall also be entitled to receive the payments specified in Section 5.5; provided, however, that if such Good Reason termination is on account of a reduction in the Executive’s Salary, the Salary Continuation Payments shall be based on the Executive’s Salary, in effect immediately before the date of any such first reduction in Salary that constitutes Good Reason.

(iii) For purposes of this Agreement, the term “Good Reason” means, without the Executive’s consent: (A) the diminution in the Executive’s title, position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Executive’s position under this Agreement; (B) a reduction in the Executive’s Salary (determined as of the date immediately before the date of such first reduction) of more than ten percent (10%), in the aggregate, during any 365-day period; (C) a material reduction in the Executive’s Benefits (other than changes to the Company’s benefit plans that affect all employees); (D) relocation of the Executive’s principal workplace to a location which is more than fifty (50) miles from its location on the Effective Date; or (E) any failure by the Company to require any successor to assume the terms of this Agreement in the absence of a successor agreement acceptable to the Executive. For purposes of clauses (A), (B) and (C) in the preceding sentence, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall be excluded.

6. Restrictive Covenants.

6.1. Confidential Information. The Executive recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Employment Term and thereafter, the Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any parent or subsidiary of the Company (the “Proprietary Information”) revealed, obtained or developed in the course of his employment with the Company. Nothing contained herein shall restrict the Executive’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for his position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict the Executive from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Executive’s breach of this Section 6.1. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

6.2. Property. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Employment Term, the Executive shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of his employment with the Company, the Executive shall return to the Company all originals and copies of the foregoing then in his possession or under his control, whether prepared by the Executive or by others.

6.3. Mutual Non-Disparagement. Both during the Employment Term and thereafter, the Executive agrees not to make any comment nor take any action which disparages, defames, or places in a negative light the Company or its past and present officers, directors and employees. The Company agrees that during this same period, its officers and directors shall refrain from making any comment or taking any action to disparage, defame of place the Executive in a negative public light.

6.4. Covenant not to Compete.

(a) Restrictions. The Executive shall not, during the Employment Term and for a period of two (2) years thereafter (the “Restricted Period”), and in any geographic area or market in which the Company or any parent or subsidiary of the Company is conducting its business, do any of the following, directly or indirectly, without the prior written consent of the Company:

(i) engage or participate, directly or indirectly, in any business activity competitive with the business of the Company or the business of any parent or subsidiary of the Company as conducted during the Employment Term;

(ii) become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the business of the Company or the business of any parent or subsidiary of the Company as conducted during the Employment Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the business of the Company or the business of any parent or subsidiary of the Company as conducted during the Employment Term; provided, however, the Executive may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities that are competitive with the business of the Company or the business of any parent or subsidiary of the Company as conducted during the Employment Term;

(iii) influence or attempt to influence any then current or prospective supplier, customer, corporate partner, collaborator, or independent contractor of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(iv) influence or attempt to influence any person either (i) to terminate or modify an employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one (1) year period immediately preceding the termination of the Executive’s employment hereunder.

(b) Acknowledgment. The Executive acknowledges that he has carefully read and considered the provisions of this Section 6.4. The Executive acknowledges that the foregoing restrictions will limit his ability to earn a livelihood in a business competitive with the business of the Company or the business of any parent or subsidiary of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the compensation set forth in Sections 4 and 5 to justify such restrictions, which restrictions the Executive does not believe would prevent him from earning a living in businesses that are not competitive with the business of the Company or the business of any parent or subsidiary of the Company and without otherwise violating the restrictions set forth herein.

7. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7, 13, 16 and 17 hereof shall survive the termination of the Executive’s employment hereunder.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators, heirs and/or assigns; provided that neither party shall make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party.

9. Notice. For purposes of this Agreement, any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile; or (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the third business day deposit in the U.S. mail by registered or certified mail, return receipt requested, with proper postage affixed, to the parties at their respective addresses or at such other address as each may specify by notice to the others in accordance with this Section 9. Notices to the Company shall be addressed to the Corporate Secretary of Triple Crown Media, Inc. at 565 East Main Street, Lexington, Kentucky 40508. Notices to the Executive shall be addressed to the Executive’s address as reflected on the Company’s personnel records.

10. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Executive with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

11. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Kentucky, without regard to the principles of conflicts of laws of any jurisdiction.

13. Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this

Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

14. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

15. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in the Commonwealth of Kentucky, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

16. Specific Enforcement. The Executive acknowledges that the restrictions contained in Section 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and any parent or subsidiary of the Company and would not have entered into this Agreement in the absence of such restrictions. The Executive also acknowledges that any breach by him of Section 6 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by the Executive, the Company shall have the right to enforce the provisions of Section 6 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

17. Arbitration. Except for the injunctive relief provided by Section 16 herein, any and all claims or controversies between the Company and the Executive concerning the terms of this Agreement shall be settled by private, confidential arbitration in accordance with the then current arbitration rules of the American Arbitration Association. The arbitrator shall be selected from an American Arbitration Association panel consisting of commercial arbitrators with at least ten years of experience as an attorney. The decisions of the arbitrator shall be final and binding subject only to the limited reasons provided by law, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction. The location of the arbitration shall be Lexington, Kentucky with the parties equally sharing the cost of the arbitrator and each bearing his or its own costs and expenses in the proceeding; provided, however, that the arbitrator may awards attorneys’ fees and the fees of the arbitrator to the prevailing party. The intent of the parties is that this arbitration provision shall be the sole and exclusive forum for such controversies, and that this provision shall be amended so as to be enforceable as the sole and exclusive forum should the arbitrator or other adjudicator so require.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

{Signature page follows}

IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be executed the day and year first written above.

TRIPLE CROWN MEDIA, INC.

By:	/s/ Monte C. Johnson
Monte Johnson
Chairman of the Nominating, Corporate Governance,
Compensation and Stock Option Committee

MARK G. MEIKLE

/s/ Mark G. Meikle